VITECH AMERICA, INC.
                                                      8807 Northwest 23rd Street
                                                       Miami, Florida 33172-2419
Vitech                                                 Telephone: (305) 477-1161
                                                             Fax: (305) 477-1379
                                                       e-mail: vitech@vitech.net

VITECH AMERICA DECLARES A 10% STOCK DIVIDEND

Miami, FL, June 15, 1998 -- Vitech America, Inc. (NASDAQ:VTCH), a leading US-based manufacturer and direct marketer of computer and integrated computing solutions in Brazil, announced that the Board of Directors declared a 10% common stock dividend at today's annual meeting of shareholders.

According to William St. Laurent, President and COO of the Company, "In light of the continuing success of the company, we believe this action rewards our existing shareholders, and increases the number of shares of stock in our public float." As a result of this stock dividend, the diluted common shares outstanding will increase to approximately 12 million. The dividend will be distributed in the third quarter to common stock shareholders of record on July 13, 1998.

Last month, the Company reported record sales, net income and earnings per share for the first quarter ended March 31, 1998. For the first quarter of 1998, sales rose 99% to $33.8 million and net income increased 74% to $3.1 million. These increases follow a record year for 1997 with total sales in excess of $117 million, net income of $12.8 million and earnings per diluted share reaching $1.17.

Vitech America, Inc. is a manufacturer and direct marketer of its own brand name personal computers, business systems integration and networking equipment servers and related products in Brazil under the names: VisionTM, MythusTM, QuestTM, SpallaTM, and VesperTM. In addition, Vitech's System Integration Group designs, installs and provides ongoing services for local-area (LAN) and wide-area (WAN) networks. As licensed direct OEM supplier of Intel's Pentium(R) processors, Vitech is the one of the leading companies in Brazil offering a complete solution from low-end Pentium workstations to high-end integrated networks powered by multi-processor superservers.

Except for the historical information herein, the matters discussed in this press release include forward-looking statements that may involve a number of risks and uncertainties. Future results may vary significantly based on a number of factors, including, but not limited to, risks in market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, both here and in Brazil and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

For more information, please contact:
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Ed Kelly, CFO, Vitech America              (305) 477-1161, x7726, edkellymia@vitech.net
Vicki Weiner/Sylvia Dresner, VMW Inc.      (212) 605-3140, VMWeiner@aol.com
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